Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter Financial Results

Saint Paul, Minn., August 1, 2012 ― Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first six months of its fiscal year and second quarter ended June 30, 2012. The results include a non-cash goodwill impairment charge of $3.2 million (pre-tax) triggered by a decline in our market capitalization.

Revenue for the six months ended June 30, 2012 was $11.0 million compared to $14.2 million for the same period of 2011, while revenue for the second quarter of 2012 was $5.7 million compared to $8.1 million for the same period a year ago. Revenue from royalties was $5.4 million in the first six months of 2012 compared to $5.7 million in 2011 and $3.0 million in the second quarter of 2012 compared to $3.0 million in the same period of 2011. Product sales were $5.6 million for the first six months of 2012 compared to $8.5 million in 2011 and were $2.7 million in the second quarter of 2012 compared to $5.1 million in the same period in 2011. World-wide CitySync product sales were $2.6 million in the first six months of 2012 and $1.0 million in the second quarter and RTMS® product sales and royalties were $1.0 million and $363,000, respectively, in the first six months of 2012 and $352,000 and $238,000, respectively in the second quarter. Econolite distribution of RTMS in North America began in the first quarter of 2012.

Net loss for the first six months of 2012 was $(4.3) million or $(0.89) per share compared to a net loss of $(598,000) or $(0.12) per share for the same period in 2011. Net loss for our 2012 second quarter was $(3.7) million or $(0.75) per share compared to net income of $210,000 or $0.04 per diluted share for the same period in 2011. On a non-GAAP basis, excluding the goodwill impairment charge, restructuring and intangible asset amortization, all net of tax, net loss for the first six months of 2012 was $(96,000) or $(0.02) per share and net income for the second quarter was $231,000 or $0.05 per share.

The impairment charge consisted of write-downs to the remaining goodwill recorded for our RTMS and CitySync acquisitions. There was no impact to our intangible asset balances. The charge is non-cash and does not affect our working capital position. Our effective income tax rate for 2012 is unusual due to the impacts of a non-deductible portion of the goodwill impairment charge and our tax credit situation in multiple jurisdictions.

Ken Aubrey, CEO, said, “Although our results for the first half of the year reflect the continued softness across much of our business, we are particularly encouraged by the unexpected enactment of the so called “MAP-21” United States transportation legislation in July. MAP-21 ends a long period of Federal funding uncertainty – two years with nine sporadic and temporary extensions of the previous transportation bill - that we believe led to a wide deferral of many much-needed ITS projects. Federal funding will now be assured at over $100 billion for the next 27 months. This is very good news for all ITS industry participants and we believe that we will be a beneficiary. We are optimistic that the funding assurances will allow for the release of much of that pent-up demand, with the expectation that there may be a ramp-up period as authorities take full account of the changed funding circumstances.

“This will not be a panacea for the doldrums in Europe or the spreading slow-down in Asia, but we view it as a positive sign for the prospects of our royalty business which is centered in North America and which has historically been the strongest contributor to our profitability.

“At the end of the second quarter we took additional steps to reduce operating expenses and continued our business model adjustments in support of our stated goal to return to traditional profit levels. A substantial portion of these adjustments were made in our Asian region where we continue to shift the focus to the People’s Republic of China and away from non-PRC activities. To a lesser extent we also made cost reductions in Europe to match lower revenue levels experienced in conjunction with perceived performance risks going forward. These measured actions resulted in further restructuring charges in addition to those disclosed in earlier guidance.

“We have maintained our balance sheet improvement initiatives and ended the second quarter with cash and investments of $9.7 million, up from $8.5 million at March 31 and $7.3 million at the start of the year.

“Lastly, we remain encouraged by the growing target customer interest in our recently released and industry changing Duo hybrid detection product. In conjunction with our economy priced RVP2 dual approach detector and our revamped Encore mainline integrated products, we believe that we are particularly well positioned to benefit from the demand spurt that we anticipate the new MAP-21 legislation funding will engender,“ continued Mr. Aubrey.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the 2010 CitySync acquisition and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 125,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 filed in March 2012.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2012	2011	2012	2011
Revenue
Royalties	$3,037	$3,017	$5,385	$5,715
Product sales	2,671	5,085	5,580	8,532
	5,708	8,102	10,965	14,247
Cost of revenue (exclusive of amortization below)	1,318	2,159	2,632	3,823
Gross profit	4,390	5,943	8,333	10,424

Operating expenses
Selling, marketing and product support	1,821	2,638	3,670	5,258
General and administrative	1,309	1,534	2,540	3,006
Research and development	1,017	999	2,287	2,028
Restructuring	354	—	430	—
Goodwill impairment	3,175	—	3,175	—
Amortization of intangible assets	410	414	818	826
	8,086	5,585	12,920	11,118
Income (loss) from operations	(3,696)	358	(4,587)	(694)
Other income	19	2	24	6
Income (loss) before income taxes	(3,677)	360	(4,563)	(688)
Income tax expense (benefit)	(19)	150	(237)	(90)
Net income (loss)	$(3,658)	$210	$(4,326)	$(598)

Basic net income (loss) per share	$(0.75)	$0.04	$(0.89)	$(0.12)
Diluted net income (loss) per share	$(0.75)	$0.04	$(0.89)	$(0.12)

Weighted shares – basic	4,877	4,828	4,865	4,826
Weighted shares – diluted	4,877	4,916	4,865	4,826

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	$4,147	$5,171	$8,497	$10,292
Non-GAAP income (loss) from operations	243	772	(164)	132
Other income	19	2	24	6
Non-GAAP income (loss) before income taxes	262	774	(140)	138
Non-GAAP income tax expense (benefit) (2)	31	290	(44)	190
Non-GAAP net income (loss)	$231	$484	$(96)	$(52)

Non-GAAP basic net income (loss) per share	$0.05	$0.10	$(0.02)	$(0.01)
Non-GAAP diluted net income (loss) per share	$0.05	$0.10	$(0.02)	$(0.01)

Notes to non-GAAP adjustments
(1) Amortization of intangible assets, restructuring expenses and goodwill impairment for the applicable period as shown above are removed
(2) Income tax expense (benefit) is increased (reduced) by impact of (1) at ISS’ effective rate after adjusting for amortization of intangible assets, restructuring and goodwill impairment

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$6,462	$5,224
Investments	3,204	2,093
Receivables, net	7,111	10,148
Inventories	5,551	6,142
Prepaid expenses and deferred taxes	2,349	2,073
	24,677	25,680
Property and equipment, net	1,334	1,435
Deferred taxes	3,642	3,131
Goodwill and intangible assets, net	7,136	11,008
	$36,789	$41,254
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,564	$4,545
Income taxes payable	533	67
	4,097	4,612
Income taxes payable	316	316
Shareholders’ equity	32,376	36,326
	$36,789	$41,254

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six-Month Period Ended June 30,
	2012	2011
Operating activities
Net loss	$(4,326)	$(598)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Goodwill impairment	3,175	—
Depreciation and amortization	1,203	1,078
Stock option expense	183	202
Changes in operating assets and liabilities	2,324	(2,291)
Net cash provided by (used in) operating activities	2,559	(1,609)

Investing activities
Purchases of property and equipment, net of disposals	(248)	(441)
Payments of earn-outs	—	(2,361)
Sales (purchases) of investments	(1,111)	774
Net cash used in investing activities	(1,359)	(2,028)

Financing activities
Proceeds from exercise of stock options	87	51
Net cash provided by financing activities	87	51

Effect of exchange rate changes on cash	(49)	599

Increase (decrease) in cash and cash equivalents	1,238	(2,987)
Cash and cash equivalents, beginning of period	5,224	8,021
Cash and cash equivalents, end of period	$6,462	$5,034

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